                                 AGREEMENT AMONG

                                 PRESSTEK, INC.

                                       AND

        DAVID G. SHAW, MARC G. LANGLOIS, DAVID G. SHAW AND LYNN R. SHAW,
           AS TRUSTEES OF THE DAVID AND LYNN SHAW CHARITABLE REMAINDER
             UNITRUST, DATED FEBRUARY 12, 1996, AND JOHN E. MADOCKS

                                       AND

                             CATALINA COATINGS, INC.




                           Dated as of January 1, 1996


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                                TABLE OF CONTENTS

                                                                Page

1.       Purchase and Sale.......................................  2
          1.1.  Agreement of Purchase and Sale...................  2
          1.2.  Consideration....................................  3
          1.3.  The Closing......................................  3
          1.4.  Effective Date. .................................  6

2.       Put and Call Agreement..................................  7
          2.1.  The Agreement....................................  7

3.       Covenants of the Parties................................  7

4.       Representations and Warranties By Catalina and by the
         Selling Shareholders as to Catalina.....................  8
          4.1.  Organization, Standing and Power.................  8
          4.2.  Capitalization...................................  9
          4.3.  Interests in Other Entities...................... 10
          4.4.  Financial Statements............................. 11
          4.5.  Tax Matters.  ................................... 12
          4.6.  Absence of Undisclosed Liabilities............... 14
          4.7.  Properties....................................... 14
          4.8.  Accounts Receivable; Inventories................. 16
          4.9.  Absence of Changes............................... 17
         4.10.  Litigation....................................... 20
         4.11.  No Violation of Law.............................. 21
         4.12.  Intellectual Property............................ 21
         4.13.  Insurance........................................ 23
         4.14.  Banks; Letters of Credit; Powers of Attorney..... 24
         4.15.  Employee Arrangements............................ 24
         4.16.  ERISA............................................ 25
         4.18.  Certain Contracts................................ 29
         4.19.  Approvals........................................ 31
         4.20.  Customers and Suppliers.......................... 32
         4.21.  Backlog, Works in Progress....................... 32
         4.22.  Environmental Matters............................ 32
         4.23.  Vacation Time, Bonuses, Etc...................... 34
         4.24.  No Omissions..................................... 35
         4.25.  Indemnification of Brokerage..................... 35

5.       Representations and Warranties as to the Selling
         Shareholders............................................ 36

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          5.1.  Authority......................................... 36
          5.2.  Ownership of Shares............................... 36
          5.3.  Outstanding Rights to Acquire Shares.............. 36
          5.4.  Transfer of Title................................. 37
          5.5.  Binding Commitment................................ 37

6.       Representations and Warranties as to the Buyer........... 39
          6.1.  Organization, Standing and Power.................. 39
          6.2.  Authority......................................... 39
          6.3.  Representations and Warranties on the Closing
                Date.............................................. 39
          6.4.  Indemnification of Brokerage...................... 40

7.       Survival of Representations and Warranties............... 40

8.       Indemnification.......................................... 42
          8.1.  Indemnification by the Selling Shareholders....... 42
          8.2.  Indemnification by the Buyer...................... 43
          8.3.  Notice to the Indemnitor.......................... 44
          8.4.  Rights of Parties to Defend....................... 44
          8.5.  Settlement........................................ 45
          8.6.  Reimbursement..................................... 47
          8.7.  Tax Indemnification............................... 48

9.       Miscellaneous Provisions................................. 48
          9.1.  Execution in Counterparts......................... 48
          9.2.  Notices........................................... 48
          9.3.  Amendment......................................... 50
          9.4.  Entire Agreement.................................. 50
          9.5.  Applicable Law.................................... 50
          9.6.  Headings.......................................... 50
          9.7.  Assignment........................................ 50
          9.8.  Binding Effect; Benefits.......................... 51
          9.9.  Waiver............................................ 51
         9.10.  Severability...................................... 51
         9.11.  Schedules......................................... 52
         9.12.  Further Actions................................... 52


Table of Exhibits
Table of Schedules

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                                TABLE OF EXHIBITS

Exhibits                                                   Section Reference
--------                                                   -----------------

A               Opinion of Chandler, Tullar,
                Udall & Redhair, Attorneys
                for the Selling Shareholders                          1.3(c)

B               Put and Call Agreement                              1.3.2(e)

C, D & E        Non-Competition and
                Confidentiality Agreements                          1.3.1(f)

F & G           Employment Agreements                               1.3.1(h)

H, I & J        Non-Qualified Stock Options                         1.3.2(f)

K               Special Option Agreement                            1.3.2(g)

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                               TABLE OF SCHEDULES

Schedule                                              Topic
--------                                              -----

4.4                                           Unaudited balance sheet
                                              as at 12/31/95

4.5(b)                                        Adjustments

4.6                                           Material Liabilities

4.7                                           Properties & Assets

4.9                                           Absence of Changes

4.9(a)                                        Tax Distributions to
                                              Selling Shareholders

4.10                                          Pending Litigation

4.11                                          Violations

4.12                                          Intellectual Property

4.13                                          Insurance

4.14                                          Banks, Letters of Credit,
                                              Powers of Attorney

4.15                                          Employee Arrangements

4.17                                          Certain Business Matters

4.18                                          Contracts

4.19                                          Approvals

4.20                                          List of Customers &
                                              Suppliers

4.21                                          Backlog, Works in
                                              Progress

4.23                                          Vacation Time

5.2                                           Ownership of Shares

                            STOCK PURCHASE AGREEMENT

          AGREEMENT, dated as of the first day of January, 1996, by and among Presstek, Inc., a Delaware corporation (the "Buyer") and David G. Shaw ("Shaw") and Marc G. Langlois ("Langlois") and David G. Shaw and Lynn R. Shaw, as Trustees of the David and Lynn Shaw Charitable Remainder Unitrust, dated February 12, 1996 (the "Trustees") (collectively, the "Selling Shareholders"), and John E. Madocks ("Madocks") and Catalina Coatings, Inc., an Arizona corporation ("Catalina").

                              W I T N E S S E T H :

          WHEREAS, the Selling Shareholders are the owners of an aggregate of 12,500 shares of Common Stock, $1.00 par value per share, constituting all of the issued and outstanding shares of Common Stock (sometimes hereinafter referred to as the "Common Stock") of Catalina; and

          WHEREAS, Catalina is engaged in the business of (i) licensing and sublicensing patent rights with respect to vapor deposition process to coat moving webs of material at high rates and (ii) manufacturing and selling vacuum deposition equipment for the application of acrylic deposits on moving webs of materials; and

          WHEREAS, the Buyer wishes initially to acquire 90% (the "Purchase Shares") of the issued and outstanding shares of the Common Stock and to have

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the right thereafter to acquire the remaining 10% (the "Call Shares") of the issued and outstanding shares of the Common Stock, and has agreed to purchase the Purchase Shares from the Selling Shareholders, and the Selling Shareholders have agreed to sell the Purchase Shares to the Buyer, on the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the representations, warranties, covenants and conditions herein contained, the parties hereto hereby agree as follows:

          1. Purchase and Sale.

             1.1. Agreement of Purchase and Sale. Subject to the terms and conditions of this Agreement, the Selling Shareholders, simultaneous with the execution hereof are selling and transferring to the Buyer, and the Buyer is purchasing from the Selling Shareholders the 11,250 Purchase Shares, constituting 90% of the issued and outstanding shares of the Common Stock, as follows:

                                Selling                       Purchase
                                Shareholder                   Shares
                                -----------                   ------
                                Shaw                           7,068
                                Langlois                       2,125
                                The Trustees                   2,057

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            1.2. Consideration. The aggregate consideration to be paid hereunder is $8,400,000, of which $8,200,000 represents the purchase price for the Purchase Shares (the "Purchase Price"), and $200,000 represents consideration for the Non Competition and Confidentiality covenants of Shaw and Langlois to be set forth in the Non-Competition and Confidentiality Agreements executed by Shaw and Langlois of even date herewith. The aggregate consideration of $8,400,000 is being paid to the Selling Shareholders by Federal Wire funds transferred simultaneously with the execution of this Agreement pursuant to payment instructions heretofore delivered to the Buyer.

            1.3. The Closing.

            1.3.1. Actions to be taken by the Selling Shareholders. Simultaneously with the execution hereof or prior thereto, the Selling Shareholders are delivering or have delivered to the Buyer or caused to occur, the following:

                  (a) Stock certificates representing the Purchase Shares duly endorsed for transfer or accompanied by properly executed stock powers (with signatures in the form acceptable for transfer on the books of Catalina), free and clear of any and all liens, security interests, pledges, claims, charges,

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and encumbrances of any nature whatsoever ("Liens"), and free and clear of any provisions of any stockholders' agreement or voting trust;

                  (b) The resignations of such directors and officers of Catalina as have been requested by the Buyer, after first causing the outgoing directors to take such actions as the Buyer may have requested to appoint new directors in their place as designated by the Buyer;

                  (c) The opinion of Chandler, Tullar, Udall & Redhair, attorneys for the Selling Shareholders, dated the date hereof in the form of Exhibit A attached hereto;

                  (d) The unaudited statements of earnings and of financial position of Catalina as at and for the period ended December 31, 1995, attested to as to accuracy and consistency by the Selling Shareholders;

                  (e) The Put and Call Agreement duly executed by the Shaw, Langlois and Madocks, in the form of Exhibit B attached hereto;

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                  (f) Non Competition and Confidentiality Agreements in the
forms annexed hereto as Exhibits C, D and E, duly executed by Shaw, Langlois and Madocks, respectively;

                  (g) the leases for the premises occupied by Catalina at 2555
N. Coyote Drive, Tucson, Arizona; and

                  (h) Employment Agreements in the forms annexed hereto as Exhibits F and G duly executed by Shaw and Langlois respectively, each for a term of four years and setting forth non-competition and confidentiality covenants.

             1.3.2. Actions to be taken by the Buyer.

         Simultaneously with the execution hereof, the Buyer is:

                  (a) paying to the Selling Shareholders $8,200,000 representing the Purchase Price, of which $5,151,267 shall be paid to Shaw, $1,548,733 shall be paid to Langlois and $1,500,000 shall be paid to the Trustees;

                  (b) paying $100,000 to Langlois and $100,000 to Shaw in consideration of their covenants not to compete.

                  (c) delivering to the Selling Shareholders the opinion of Messrs. Tenzer Greenblatt LLP, dated the Closing Date;

                  (d) delivering to each of Shaw and Langlois their respective Employment Agreements attached hereto as Exhibit F and G respectively, each for a term of four years and setting forth non-competition and confidentiality covenants;

                  (e) delivering the Put and Call Agreement duly executed by the Buyer in the form annexed hereto of Exhibit B;

                  (f) delivering duly executed and issued Non-Qualified Stock Options issued to Messrs. Shaw, Langlois and Madocks for the purchase of an aggregate of 100,000 shares of common stock of Buyer in the form of Exhibits H, I and J attached hereto, par value $1.00 per share (with such option for 100,000 shares allocated among those three persons as they shall agree prior to the Closing);

                  (g) delivering the duly executed and issued Special Option Agreement in the form of Exhibit K attached hereto, giving Shaw, Langlois and Madocks the right collectively to purchase from Catalina at the purchase price for shares of Common Stock at the price such shares are made available by private placement to employees of Catalina and other parties prior to an Initial Public Offering ("IPO") that number of shares of Catalina that would equal 5% of the issued and outstanding shares of Catalina (allocated among them in the proportion they determine prior to the Closing Date), which right shall be exercisable only upon the effectiveness of a registration statement under the Securities Act of 1933, as amended, relating to an IPO of Common Stock prior to the fourth anniversary of Closing Date.

            1.4. Effective Date. The effective date of the transactions provided for in this Agreement is the opening of business on January 1, 1996 (the "Effective Date"). Accordingly, the conduct of business from such date shall be entirely for the account of Buyer, subject to the representations, warranties and covenants of Selling Shareholders set forth herein.

         2. Put and Call Agreement.

            2.1. The Agreement. Shaw, Langlois and Madocks and the Buyer have simultaneously with the execution and delivery of this Stock Purchase Agreement executed and delivered to each other the "Put and Call Agreement" in the form of Exhibit B hereto.

         3. Covenants of the Parties.

            3.1. The Selling Shareholders. At such time subsequent to the Closing as the Buyer may request, the Selling Shareholders covenant and agree that:

                  (a) Section 338(h)(10) Election. At the Buyer's request, the Selling Shareholders will join with the Buyer in making an election under Sections 338(g) and 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code") (and any corresponding elections under state or local law) (collectively a "Section 338(h)(10) Election") with respect to the purchase and sale of the Purchase Shares. Any such request must be delivered to the Selling

Shareholders in writing not later than 120 days following the Closing Date. If the Section 338(h)(10) Election is made, the parties by joint written agreement will allocate the "aggregate deemed sales price" as computed under Section 338 of the Code and the Treasury Regulations promulgated thereunder (and/or similar state, or local, tax law provision) among Catalina's assets for income tax purposes based on an appraisal to be obtained by the Buyer at the expense of the Buyer.

                  (b) the Selling Shareholders shall prepare and file all local, state, foreign and/or federal taxes with respect to the tax periods of Catalina ending on or prior the Closing Date. The Effective Date shall be the date of termination of Catalina's Subchapter S tax election. The Selling Shareholders shall have allocated and passed to themselves through all net income of Catalina for such periods (including the income, gains and losses (if any) recognized by virtue of the Section 338(h)(10) Election and deferred revenue on contracts of approximately $2,126,000). Catalina shall be responsible for all local, state, foreign and/or federal taxes reflected on returns for the tax period beginning on the Effective Date of this Agreement.

         4. Representations and Warranties By Catalina and by the Selling Shareholders as to Catalina. Catalina and the Selling Shareholders hereby jointly and severally represent and warrant to the Buyer as follows:

            4.1. Organization, Standing and Power. Catalina is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona, with full corporate power and authority and all necessary consents, licenses and permits, to own, lease, license and operate its properties and assets and to carry on Catalina's business as currently conducted by it; provided, however, that with respect to Intellectual Property, as defined in Section 4.12 of this Agreement, the representations and warranties set forth in Section 4.12 shall prevail over those set forth in this section 4.1. Neither the character and location of any of Catalina's properties owned or leased by Catalina, nor the conduct of its business, makes it necessary for it to qualify to do business as a foreign corporation in any state. True and correct copies of the Articles of Incorporation of Catalina and all amendments thereto, and of the By-laws of Catalina, as amended to date, have been furnished to the Buyer and are complete and correct. Catalina's minute books contain complete and accurate records of all meetings and other corporate actions of Catalina's stockholders and/or its Board of Directors.

            4.2. Capitalization. The authorized capital stock of Catalina consists of 1,000,000 shares of Common Stock, $1.00 par value per share, of which 12,500 shares are issued and outstanding at the date hereof, and 987,500 shares are authorized and unissued at the date hereof. All of the issued and outstanding shares of Common Stock have been duly and validly authorized and issued and are fully paid and nonassessable, have not been issued and are not owned or held in violation of any preemptive or similar right of any person and are owned of record and beneficially solely by the Selling Shareholders, free and clear of all Liens, stockholders agreements or voting trusts. There is no commitment, plan, or arrangement to issue, and no outstanding option, warrant, or other right calling for the issuance of, any share of capital stock of Catalina or any security or other instrument convertible into, exercisable to purchase, or exchangeable for, capital stock of Catalina. There is no personal liability, and there are no preemptive or similar rights, attached to Catalina's Common Stock.

            4.3. Interests in Other Entities. Except as described on Schedule
4.3 hereof, Catalina does not (A) own, directly or indirectly, of record or beneficially, any shares of voting stock or other equity securities of any other corporation, (B) have any ownership interest, direct or indirect, of record or beneficially, in any unincorporated entity, or (C) have any obligation, direct or indirect, present or contingent, (1) to purchase or subscribe for any interest in, advance or loan monies to, or in any way make investments in, any person or entity, or (2) to share any profits or capital investments or both.

            4.4. Financial Statements. Set forth as Schedule 4.4 hereof are true and correct copies of Catalina's unaudited balance sheet as at December 31, 1995 and the related unaudited statement of operations for the period ended December 31, 1995 (the "Unaudited 1995 Financials"). The Unaudited 1995 Financials were prepared in accordance with generally accepted accounting principles consistently applied, are in accordance with the books and records of Catalina, and are correct and complete in all respects, and fairly present the financial position and results of operations and changes in financial position of Catalina as at the period ended December 31, 1995, including (a) royalties and all revenues received from the exploitation of any of its assets (including without limitation, patent licenses) and provisions amounting to one percent (1%) of machinery sales prices for any liabilities arising by reason of warranties given on machinery manufactured by Catalina or product liability exposure, with respect to such machinery. Catalina has accounted for and paid royalties to patent licensors at the date of the 1995 Financials in accordance with the terms of the agreements of Catalina with such persons; and Catalina has accrued all unpaid amounts to become due in respect of all sales activity to the date of the 1995 Financials.

            4.5. Tax Matters.

                  (a) Catalina has, in accordance with all applicable laws, rules and regulations, filed with the appropriate governmental agencies and has delivered or made available to the Buyer complete and accurate copies of all federal, state, local and foreign tax returns, statements, reports, estimates, declarations, elections, and forms (hereinafter collectively called "Tax Returns") required to be filed by it or obtained the necessary extensions (copies of all of which it has delivered or made or will make available prior to the Closing to the Buyer), and has paid in full or made adequate provision for the payment of all taxes, interest, penalties, assessments and deficiencies shown to be due or claimed to be due on the Tax Returns. The provisions for income and other taxes and any interest, penalties, assessments thereon and deficiencies thereof reflected on the Balance Sheet are adequate for all accrued and unpaid taxes of Catalina as of December 31, 1995, whether (A) incurred in respect of or measured by income of Catalina for any periods prior to the close of business on that date, or (B) arising out of transactions entered into, or any state of facts existing, on or prior to that date. The provision for income and other taxes reflected on the books of account of Catalina is adequate for all income and other taxes of Catalina which accrued after December 31, 1995. Catalina has not executed or filed with any taxing authority any agreement extending the period for the assessment or collection of any income or other taxes, and it is not a party to any pending or, to the best of the Selling Shareholders' or Catalina's knowledge, threatened, action or proceeding by any governmental authority for the assessment or collection of any income or other taxes. The tax returns of Catalina have never been examined by the Internal Revenue Service or any other taxing authority. Catalina has never made an election under Section 341(f) of the Code.

                  (b) Except as set forth on Schedule 4.5(b), Catalina (i) has not agreed to or been required to make any adjustment pursuant to Section 481(a) of the Code, (ii) has no knowledge that the Internal Revenue Service or any other taxing authority has proposed any such adjustment or change in accounting method, and (iii) has no application pending with a Governmental Authority requesting permission for any change in accounting method.

                  (c) Valid and effective state and federal elections to be treated as an "S" corporation were duly made and are in effect for all taxable years from 1991 through the Closing Date.

            4.6. Absence of Undisclosed Liabilities. Except as set forth on
Schedule 4.6 hereof, Catalina has no material liabilities or obligations of any nature whatsoever, whether accrued, absolute, contingent or otherwise, except
(i) in the case of liabilities, obligations and contingencies of a type customarily reflected on a corporate balance sheet prepared in accordance with generally accepted accounting principles, as set forth on the Unaudited 1995 Balance Sheet or (ii) in the case of other types of liabilities and obligations, as described in any of the Schedules delivered pursuant hereto or omitted from such Schedules in accordance with the terms of this Agreement, or (iii) normally recurring liabilities incurred, consistent with past practice, in the ordinary course of business since December 31, 1995 (in the case of liabilities, obligations and contingencies of the type referred to in clause (i) above). To the extent that the foregoing representations apply to product liability claims in the nature of personal injury or wrongful death, then such representation is limited to Selling Shareholders' and Catalina's best knowledge.

            4.7. Properties. Catalina is the owner of and has good and marketable title to all properties and assets reflected as owned on the 1995

Balance Sheet free and clear of all Liens, except as described on Schedule 4.7 hereof. To the best knowledge of the Selling Shareholders and/or Catalina, (i) all plants, structures, machinery and equipment which are material to the business, operation or condition (financial or otherwise) of Catalina are in good and usable operating condition and repair, and are suitable for the purposes for which they are used; and none of such plants, structures, machinery or equipment are in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not substantial in nature or cost, and (ii) all properties and assets (including Intellectual Property as defined in Section
4.12 herein) owned by Catalina or leased or licensed by Catalina from a third party constitute all such properties and assets which are necessary to the business of Catalina as currently conducted. Schedule 4.7 also contains an accurate and complete list setting forth all (A) real property leases executed by or binding on Catalina as lessee, sub-lessee, sub-lessor, tenant or assignee (the "Leased Premises"), and (B) machinery and equipment, motor vehicles and other significant personal property and assets owned by Catalina or leased or licensed by or to Catalina, or which is otherwise used or available for use in connection with the business of Catalina; correct and complete copies of any lease and licenses and the terms of any oral agreements are described on
Schedule 4.7, together with all amendments thereto. Catalina enjoys peaceful and undisturbed possession as to its real properties and under all leases and licenses under which it is operating.

         All water, utility and other charges, sewer rent and assessments affecting its real properties, the Leased Premises or any part thereof, and all taxes imposed against or affecting the Leased Premises (to the extent payable by Catalina) or any part thereof, have been paid in full, accrued or reflected on the 1995 Balance Sheet. Neither Catalina nor either of the Selling Shareholders has received notice of any assessments, nor has knowledge of any pending assessments, affecting its real properties and the Leased Premises (to the extent payable by Catalina). To the best knowledge of the Selling Shareholders and Catalina, Catalina's use of its real properties and the Leased Premises conforms in all material respects with all covenants and restrictions and all applicable building, zoning, land use and other laws.

            4.8. Accounts Receivable; Inventories. All accounts and notes receivable that (a) are reflected on the 1995 Balance Sheet, or (b) that arose since the date thereof, are good and collectible and arose in the ordinary course of business for goods sold and invoiced or services performed, and are owned by Catalina free and clear of all Liens, in each case, at the aggregate recorded amounts thereof, less the amount of the allowance for doubtful accounts as reflected on the 1995 Balance Sheet and to the best knowledge of the Selling Shareholders and Catalina are without right of recourse, defense, deduction, counterclaim, offset, or set off on the part of the obligor. To the best knowledge of the Selling Shareholders and Catalina, there is no matter which would affect the collectability of any receivables to an extent greater than that reserved against in a manner consistent with Catalina's past practices. The inventories reflected on the 1995 Balance Sheet and thereafter added consist of items acquired in the ordinary course of business, in customary quantities and at prevailing prices, and are of a quality and quantity usable or saleable in the ordinary course of business as conducted by Catalina, except for obsolete materials, slow-moving items, materials of below standard quality and not readily marketable items, all of which have been written down to net realizable value or adequately reserved against on the books and records of Catalina. All inventories are stated at the lower of cost or market in accordance with generally accepted accounting principles.

            4.9. Absence of Changes. Except as set forth on Schedule 4.9 hereof, since December 31, 1995, there has not been (i) any material adverse change in the condition (financial or otherwise), assets, liabilities, business, prospects, or results of operations of Catalina (including, without limitation, any such adverse change resulting from damage, destruction or other casualty loss, whether or not covered by insurance), (ii) any waiver by Catalina of any right, or cancellation of any debt or claim, of substantial value, (iii) any declaration, setting aside or payment of any dividend or other distribution or payment in respect of the capital stock of Catalina (except distributions to the Selling Shareholders with respect to payment of income tax obligations as set forth on Schedule 4.9(a) hereof), or any direct or indirect redemption, purchase, or other acquisition of any capital stock of Catalina, (iv) any change in any of the arrangements that are referred to in section 4.15 hereof or any transactions of the type that are referred to in clause (F) of section 4.17 hereof, or (v) any change in the accounting principles or methods that are utilized by Catalina. In addition, except as set forth on Schedule 4.9 hereto (which describes, inter alia, the stock option of Messrs. Langlois and Madocks), since December 31, 1995 Catalina has not:

                  (a) issued any stock, bonds or other corporate securities;

                  (b) discharged or satisfied any Lien, or incurred or paid any liabilities, absolute or contingent, other than in the ordinary course of business;

                  (c) mortgaged or pledged or subjected to Lien, any of its material assets, tangible or intangible;

                  (d) sold, transferred or disposed of any of its assets except assets used or consumed in the ordinary course of business and obsolete equipment and equipment which has been replaced in the ordinary course of business;

                  (e) suffered any pre-tax loss from operations;

                  (f) increased compensation payable to or to become payable by Catalina to any of its employees;

                  (g) operated its business in any way other than in the ordinary course; and

                  (h) paid or incurred any tax, other liability, or expense resulting from the preparation of, or the transactions contemplated by, this Agreement, it being understood that Selling Shareholders shall have paid or will pay all such taxes (including stock transfer taxes resulting from this Agreement, if any, or the transactions contemplated hereby, and income taxes on deferred revenue on contracts of approximately $2,126,000), liabilities, and expenses.

         There is no fact known to Catalina or Selling Shareholders which materially adversely affects or in the future (as far as Catalina or the Selling Shareholders can foresee) may materially adversely affect the financial condition, results of operations, business, properties, assets, liabilities, or future business prospects of Catalina.

            4.10. Litigation. Other than as set forth in Schedule 4.10 hereof, there are no suits or actions, or administrative, arbitration or other proceedings (formal or informal) or governmental investigations, pending or, to the best knowledge of the Selling Shareholders, threatened against or relating to Catalina, (or any basis therefor known to Catalina or the Selling Shareholders) with respect to Catalina, the business of Catalina or any of its properties or assets, including, but not limited to, any suits, actions, proceedings or investigations pending or, to the knowledge of Catalina or the Selling Shareholders, threatened, arising out of, caused by, related to or resulting or occurring from or in connection with any claim of violation of the rights of privacy, or libel, or infringement of any other right of a third party or parties including any claim of patent infringement. There are no judgments, orders, stipulations, injunctions, decrees or awards in effect that relate to Catalina, the business of Catalina or any of its properties or assets, the effect of which is (A) to limit, restrict, regulate, enjoin or prohibit any business practice in any area, or the acquisition of any properties, assets or businesses, or (B) otherwise materially adverse to the business of Catalina or any of its properties or assets. Catalina is not affected by any present or threatened strike or other labor disturbance nor to the knowledge of Catalina or the Selling Shareholders is any union attempting to represent any employee of Catalina as collective bargaining agent.

            4.11. No Violation of Law. Catalina is not in violation of or in default with respect to any law, rule, regulation, ordinance, statute, order, decree or any other requirement of any court or governmental or administrative body or agency ("Laws") directly applicable to Catalina, the business of Catalina or any of its properties or assets, including, but not limited to, those relating to: occupational safety and health; business practices and operations; labor practices; or employee benefits. To the best knowledge of the Selling Shareholders, Catalina is not engaging in any activity or omitting to take any action (and has not taken or omitted to take any action) the result of which is that Catalina, the business of Catalina and/or any of its properties or assets have been or may be materially and adversely affected. Except as set forth in Schedule 4.11 hereof, Catalina has not received any claim or notice of any violation of any Laws relating to the properties, premises, business or employees of Catalina.

            4.12. Intellectual Property. Schedule 4.12 hereof contains a complete, true and correct list of all patents, trademarks and trade names, brandmarks and brand names, servicemarks, assumed names and copyrights owned in whole or in part or used by Catalina, and any licenses or other agreements relating thereto (the "Intellectual Property"). Schedule 4.12 includes a brief description of all such Intellectual Property that has been duly registered with, or for which a patent, copyright, trademark or servicemark has been issued by, or for which an application or registration has been filed with any federal, state, local or foreign governmental agency, including, without limitation, the United States Patent and Trademark Office and the United States Register of Copyrights. Except as set forth in Schedule 4.12 or as hereinafter provided, (A) subject to the specific provisions of such clauses (B), (C) and (D) below, Catalina owns or has the right to use all of the Intellectual Property; (B) no proceedings have been instituted, are pending or are threatened, that challenge the rights of Catalina in respect of the Intellectual Property or the validity thereof and, to the best of the knowledge of the Selling Shareholders, there is no valid basis for any such proceedings; (C) to the best of the Selling Shareholders' and Catalina's knowledge, none of the Intellectual Property violates any laws, statutes, ordinances or regulations, or has at any time infringed upon or violated any rights of others, including, but not limited to, any patent infringement, or is being infringed by others, including, but not limited to, any patent infringement; (D) the Intellectual Property is not subject to any outstanding order, decree, judgment, stipulation, charge, liens or security interests, claims, restrictions or licenses (other than those set forth on Schedule 4.12); (E) to the Selling Shareholders' and Catalina's best knowledge, no Intellectual Property used by Catalina infringes any patent, copyright, trademark, servicemark or trade name of others in the United States of America or in any other country in which such patent, copyright, trademark, servicemark or trade name is used by Catalina; and, (F) to the Selling Shareholders' and Catalina's best knowledge, no claims have been made that any such infringements have occurred or are occurring.

            4.13. Insurance. Schedule 4.13 hereof contains a complete, true and correct list and summary description (specifying the insurer, the amount of coverage, the type of insurance, the risks insured, the expiration date, the policy number, the premium and any agent or broker) of all policies of insurance relating to any of the properties, assets or the business of Catalina (including, but not limited to product liability insurance) in which Catalina is an insured party, beneficiary or loss payable payee. Such policies are in full force and effect, all premiums due and payable with respect thereto have been paid, and no notice of cancellation or termination or nonrenewal has been received by Catalina that may result in a cancellation or nonrenewal with respect to, or disallowance of any claim under, any such policy or binder and no written notice has been received by Catalina of any increase or potential increase of the premiums payable.

            4.14. Banks; Letters of Credit; Powers of Attorney. Schedule 4.14 hereof contains a complete, true and correct list showing (i) the names of each bank in which Catalina has an account or safe deposit box and the names of all persons authorized to draw thereon or who have access thereto, and the name of each authorized signatory thereto, (ii) all outstanding letters of credit issued by financial institutions for the account of Catalina (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (iii) the names of all persons, if any, holding powers of attorney from Catalina. Catalina has heretofore delivered or made available to the Buyer true, correct and complete copies of each letter of credit and each power of attorney described on Schedule 4.14.

            4.15. Employee Arrangements. Schedule 4.15 hereof contains a complete, true and correct list and summary description of all (i) union, collective bargaining, employment, management, termination and consulting agreements to which Catalina is a party or otherwise bound (if any), and (ii) compensation plans and arrangements; bonus and incentive plans and arrangements; deferred compensation plans and arrangements; pension and retirement plans and arrangements; profit sharing and thrift plans and arrangements; stock purchase and stock option plans and arrangements; hospitalization and other life, health or disability insurance or reimbursement programs; holiday, sick leave, severance, vacation, tuition reimbursement, personal loan and product purchase discount policies and arrangements; and other plans or arrangements providing for benefits for employees of Catalina. Catalina has heretofore delivered or made available copies of all contracts and plans to the Buyer. Such Schedule also lists the names and compensation of all employees of Catalina for the last fiscal year (including bonuses and other incentive compensation), and additional employees who are expected to receive compensation in respect of the present year.

            4.16. ERISA.

            4.16.1. Plans. Schedule 4.15 referred to in subparagraph 4.15 hereof lists each "employee pension benefit plan" (collectively called "Catalina Pension Plans" and severally called "Catalina Pension Plan"), as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each "employee welfare benefit plan" (collectively called "Catalina Welfare Plans" and severally called "Catalina Welfare Plan") as such term is defined in Section 3(1) of ERISA, which are maintained by Catalina or to which it contributes or is obligated or required to contribute. The Catalina Pension Plans and Catalina Welfare Plans are hereinafter sometimes collectively referred to as the "Plans" and severally referred to as a "Plan."

            4.16.2. Qualification. Each Catalina Pension Plan and the trust (if any) forming a part thereof have been determined by the IRS to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and is exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such determination which would adversely affect such qualification.

            4.16.3. Plan Documents. Catalina has heretofore delivered to the Buyer true, complete and correct copies of (i) the Plans, and all related trust agreements, (ii) all written interpretations and summary plan descriptions relating thereof (iii) the annual report (Form 550 Series) and accompanying schedules which were prepared in connection with each Plan, (iii) all IRS determination letters relating to the Plans, and (iv) the most recent actuarial evaluation report, if any, which were prepared in connection with any of the Plans.

            4.16.4. No Prohibited Transactions. Neither Catalina nor any of the Plans, nor any trust created thereunder, nor any trustee or administrator thereof, has engaged in a transaction which would subject Catalina or any of the Plans to the tax on prohibited transactions imposed by Section 4975 of the Code or to a civil penalty assessed pursuant to Section 502(i) of ERISA.

            4.16.5. No Accumulated Funding Deficiency. None of the Catalina Pension Plans has incurred any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived.

            4.16.6. Termination, etc. Catalina has not incurred, and is not expected to incur, directly or indirectly, any liability to the Pension Benefit Guaranty Corporation (the "PBGC") with respect to any Catalina Pension Plan. The PBGC has not instituted proceedings to terminate any Catalina Pension Plan, nor has it notified Catalina, either formally or informally, of its intention to institute any such proceedings.

            4.16.7. Reportable Events. There have not been, with respect to any of the Plans, any "reportable events," as such term is defined in Section 4043(b) of ERISA.

            4.16.8. Contributions; Benefits. Catalina has paid in full all amounts which were required to have been paid by it on or prior the date hereof as contributions to any of the Catalina Pension Plans. The current value of all accrued benefits under each of the Catalina Pension Plans did not, as of the latest valuation date thereof, exceed the then current value of the assets of such Catalina Pension Plan allocable to such accrued benefits, based upon the actuarial assumptions then being utilized with respect thereof.

            4.16.9. Claims. There is not pending, and to the best of the knowledge of the Selling Shareholders there is not threatened, any claims against any of the Plans or any fiduciary thereof (other than claims for benefits made in the ordinary course.)

            4.17. Certain Business Matters. Except as is set forth in Schedule
4.17 hereof, (A) Catalina is not a party to or bound by any distributorship, dealership, sales agency, franchise or similar agreement which relates to the sale or distribution of any of the products and services of the business of Catalina, (B) Catalina has no sole-source supplier of significant goods or services (other than utilities) with respect to which practical alternative sources are not available on comparable terms and conditions, (C) there are no pending, or to the best of the knowledge of Catalina and the Selling Shareholders threatened, labor negotiations, work stoppages or work slowdowns involving or affecting the business of Catalina, and, to the best of the knowledge of Catalina and the Selling Shareholders, no union representation questions exist, and there are no organizing activities, in respect of any of the employees of Catalina, and no unfair labor practice complaints have been filed against Catalina with the National Labor Relations Board, and Catalina has not received any written notice or communication reflecting an intention or a threat to file any such complaint, (D) complete and correct copies of the product and service warranties given by Catalina or by which it is bound have heretofore been delivered by Catalina to the Buyer; (E) Catalina is not a party to or bound by any agreement that limits its freedom to compete in any line of business or with any person, or which is otherwise materially burdensome to it, and (F) Catalina is not a party to or bound by any agreement in which any officer, or director of Catalina (or any affiliate of any such person) or either of the Selling Shareholders, has, or had when made, a direct or indirect material interest.

            4.18. Certain Contracts. Schedule 4.18 hereof contains a complete, true and correct list of all contracts, commitments, obligations and understandings that are not set forth in any other Schedule delivered hereunder and to which Catalina is a party or otherwise bound, except for each of those that (A) was made in the ordinary course of business, and (B) either (1) is terminable by Catalina (and will be terminable by the Buyer) without liability, expense or other obligation on 30 days' notice or less, or (2) may be anticipated to involve aggregate payments to or by Catalina of $10,000 (or the equivalent) or less calculated over the full term thereof, and (C) is not otherwise material to the business of Catalina or any of the properties or assets of Catalina. Except as expressly stated on the Schedule on which they are set forth, (A) all agreements between Catalina and any person (or other contributor, creator, owner or user), that relate to any Intellectual Property are in full force and effect in accordance with their terms; Catalina has performed all of its obligations thereunder that are required to be performed for all activity up to the date hereof and is not in breach of or in default with respect to any material terms of such agreements; (B) each contract, commitment, obligation and understanding set forth on any of the Schedules delivered pursuant to this Agreement is in full force and effect in accordance with its terms, no person or entity that is a party thereto or otherwise bound thereby is in default of any material term thereunder, and, no event, occurrence, condition or act exists that does (or that with or without the giving of notice or the lapse of time or both would) give rise to a default or right of cancellation, acceleration or loss of contractual benefits thereunder; and (C) there are no outstanding disputes evidenced by a written communication thereunder and, to the best knowledge of Catalina and the Selling Shareholders, there have been no threatened cancellations thereof. Catalina has not received any written notice of a claim by, and the sale of the Purchase Shares and the Option Shares to the Buyer does not and will not give rise to any right on the part of, any third party to renegotiate or otherwise adjust the price under any contract or commitment to which Catalina is a party. Neither the execution and delivery of this Agreement by the Selling Shareholders and Catalina, nor the sale of the Purchase Shares or the Option Shares to the Buyer (a) requires the solicitation or receipt of the consent of any third party, pursuant to the terms of any contract or commitment between Catalina and any such third party, (b) will, in and of itself, constitute or permit the amendment of any such existing contract or commitment, or (c) will allow any such third party to terminate any such contract or commitment pursuant to the terms thereof.

            4.19. Approvals. Set forth on Schedule 4.19, which Catalina has heretofore delivered to the Buyer, is a complete, true and correct list of all governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises which are necessary for the operation of the business of Catalina, all of which have been obtained by Catalina and are in full force and effect.

            4.20. Customers and Suppliers. Set forth on Schedule 4.20, which Catalina has heretofore delivered to the Buyer, is a complete, true and correct list setting forth, with respect to the period beginning January 1, 1994, through the most recent practicable date: (A) the customers of the business of Catalina and the amount for which each such customer was invoiced, and (B) the principal suppliers and subcontractors of the business of Catalina. None of such suppliers or subcontractors is a "sole" source and there is no supplier or subcontractor the loss of which would have material adverse effect on the business of Catalina.

            4.21. Backlog, Works in Progress. Schedule 4.21 hereto sets forth unshipped orders and the dollar amount of such orders as at the date hereof, broken down by product line.

            4.22. Environmental Matters.

                  (a) To the best of the Selling Shareholders and Catalina's knowledge, Catalina has complied in all respects with all Environmental Laws (as hereinafter defined). Catalina has obtained all permits, licenses, certificates and other authorizations which are required with respect to its operation under any Environmental Laws.

                  (b) To the best of the Selling Shareholders and Catalina's knowledge, there is no pending or threatened civil, criminal or administrative action, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter that affects or applies to Catalina, its business or assets, the services it has provided relating in any way to any Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

                  (c) To the best of the Selling Shareholders and Catalina's knowledge, there has been no emission, spill, release or discharge by Catalina, from any of its assets into or upon (i) the air, (ii) soils or improvements,
(iii) surface water or ground water, or (iv) the sewer, septic system or waste treatment, storage or disposal system servicing such assets of any toxic or hazardous substances or wastes used, stored, generated, treated or disposed at or from any of such assets.

                  (d) As used herein, "Environmental Laws" mean all federal, state, local and foreign environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder, including, but not limited to, those applying to hazardous substances. As used herein, the term "hazardous substances or wastes" includes, without limitation, (i) all substances which are designated pursuant to Section 311(b)(2)(A) of the Federal Water Pollution Control Act ("FWPCA"), 33 U.S.C. ss. 1251 et seq.; (ii) any element, compound, mixture, solution, or substance which is designated pursuant to Section 102 of the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. ss. 9601 et seq.; (iii) any hazardous waste having the characteristics which are identified under or listed pursuant to
Section 3001 of the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C.

ss. 6901 et seq.; (iv) any toxic pollutant listed under Section 307(a) of the FWPCA; (v) any hazardous air pollutant which is listed under Section 112 of the Clean Air Act, 42 U.S.C. ss. 7401 et seq.; (vi) any imminently hazardous chemical substance or mixture with respect to which action has been taken pursuant to Section 7 of the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq.; and (vii) waste oil.

            4.23. Vacation Time, Bonuses, Etc. Except as set forth on the December 31, 1995, Balance Sheet or on Schedule 4.23, there are no accrued vacations, sick pay, bonuses, profit sharing, incentives, commissions or other compensation of any kind with respect to work done prior to the date hereof due to or expected by present or former employees of Catalina. All brochures, agreements and other documents setting forth personnel policies relating to the employees of Catalina, including, without limitation, information concerning compensation, severance, termination and other employee perquisites and benefits, have been furnished to the Buyer.

            4.24. No Omissions. No representation or warranty by Catalina or the Selling Shareholders contained in this Agreement, and no statement contained in any Schedule, certificate or other instrument furnished to the Buyer under or in connection with this Agreement, contains any untrue statement of any material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

            4.25. Indemnification of Brokerage. The Selling Shareholders jointly and severally represent and warrant to the Buyer that no broker, finder, agent or similar intermediary has acted on behalf of Catalina or any Selling Shareholder in connection with this Agreement or the contemplated transactions and that there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Buyer or any action taken by the Selling Shareholders.

         5. Representations and Warranties as to the Selling Shareholders. The Selling Shareholders hereby each represent and warrant to, and covenant with, the Buyer as follows:

            5.1. Authority. The execution and delivery by each Selling Shareholder of this Agreement and of all of the agreements to be executed and delivered by him pursuant hereto, the performance by him of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby are valid and enforceable acts by each Selling Shareholder.

            5.2. Ownership of Shares. Each Selling Shareholder is the sole record and beneficial owner of the issued and outstanding shares of capital stock of Catalina set forth on Schedule 5.2 hereof and has good and marketable title to all of the shares of Common Stock on the date hereof, free and clear of any and all Liens, voting trusts, shareholder agreements, or rights of any kind whatsoever granting to any person or entity any interest in or the right to purchase or otherwise acquire any of the shares of Common Stock from the Selling Shareholder at any time or upon the happening of any stated event.

            5.3. Outstanding Rights to Acquire Shares. There are no outstanding options, warrants, rights, calls, commitments, conversion rights, puts, plans, trusts (voting or otherwise) or other agreements of any character to which either Selling Shareholder is a party or otherwise bound which provide for the acquisition or disposition of any shares of capital stock of Catalina.

            5.4. Transfer of Title. Upon the delivery by each Selling Shareholder to the Buyer of the certificates representing his respective shares of Common Stock, the Buyer will have good and marketable title to the shares of Common Stock, free and clear of any and all Liens and free and clear of any provisions of any stockholder's agreement or voting trusts.

            5.5. Binding Commitment. Each Selling Shareholder has duly and validly executed this Agreement and each other agreement and instrument to be executed and delivered by him pursuant hereto. This Agreement and all such other agreements and instruments are the valid and binding obligations of each Selling Shareholder enforceable in accordance with their respective terms. Neither the execution nor the delivery by the Selling Shareholders of this Agreement or of any agreement or instrument executed and delivered by them pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, nor the performance by them of any of their obligations hereunder or thereunder, will (nor with or without the giving of notice or the lapse of time or both would)
(A) violate, conflict with or result in a breach of any provision of the Articles of Incorporation or By-laws of Catalina or any amendments thereto or restatements thereof, or (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default, or any right of termination, cancellation or acceleration, or otherwise result in a loss of contractual benefits to Catalina under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Catalina is a party or by which any of its properties or assets or the shares of Common Stock may be bound, or (C) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Selling Shareholders or Catalina or any of their respective properties or assets, or (D) result in the creation or imposition of any Lien upon any of the shares of Common Stock, or upon any of the properties or assets of Catalina, or
(E) interfere with or otherwise adversely affect the ability of the Buyer to carry on the business of Catalina after the Closing Date on substantially the same basis as it is now conducted. No governmental authorization, approval, order, license, permit, franchise or consent, and no registration, declaration or filing with any court, governmental department, commission, authority, board, bureau, agency or other instrumentality, is required in connection with the Selling Shareholders' execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

         6. Representations and Warranties as to the Buyer. The Buyer hereby represents and warrants to Catalina and to the Selling Shareholders as follows:

            6.1. Organization, Standing and Power. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

            6.2. Authority. The execution and delivery by the Buyer of this Agreement and of each agreement and instrument executed and delivered by it pursuant hereto, the compliance by the Buyer with the provisions hereof and thereof, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement and each other agreement and instrument executed and delivered by the Buyer pursuant hereto are the valid and binding obligations of the Buyer enforceable in accordance with their respective terms.

            6.3. Representations and Warranties on the Closing Date. The representations and warranties contained in this Article 6 shall be true, correct and complete on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except with respect to any changes therein contemplated by this Agreement.

            6.4. Indemnification of Brokerage. The Buyer represents and warrants to the Selling Shareholders and to Catalina that no broker, finder, agent or similar intermediary has acted on its behalf in connection with this Agreement or the contemplated transactions, and that there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Buyer or any action taken by the Selling Shareholders or Catalina.

         7. Survival of Representations and Warranties. Each of the parties hereto hereby agrees that all representations and warranties made by or on behalf of it in this Agreement or in any document or instrument delivered pursuant hereto shall survive the consummation of the transactions contemplated hereby until the close of business on the third (3rd) anniversary of the date hereof (the "Survival Period"); provided, however, that (a) the representations and warranties of the Selling Shareholders with respect to tax matters contained in Section 4.5 hereof shall survive until the relevant statute of limitations with respect to each such item has run (and in the event that any audit or other proceeding has been initiated prior to the end of the relevant limitation period, the representations and warranties made by the Selling Shareholders with respect to such item shall survive until the conclusion of such audit or other proceeding); (b) the representations and warranties of the Selling Shareholders contained in Section 4.22 with respect to environmental matters shall survive until the relevant statute of limitations for such matters have run (and in the event that any proceeding with respect to any such environmental matter has been initiated prior to the end of the relevant limitation period, the representations and warranties made by the Selling Shareholders with respect to such matter shall survive until the conclusion of such proceeding); and (c) the representations and warranties contained in Sections 4.1, 4.2, 5.2, 5.3 and 5.4 (all of which pertain to the organization, capitalization and ownership of Catalina and title to shares of Common Stock and the ability of the Selling Shareholders to transfer the shares of Common Stock to the Buyer) shall survive until the relevant statute of limitations have run for such matters (and in the event that any proceeding with respect to any such matter has been initiated prior to the end of the relevant limitation period, the representations and warranties made by the Selling Shareholders with respect to such matter shall survive until the conclusion of such proceeding).

         8. Indemnification.

            8.1. Indemnification by the Selling Shareholders. Subject to the limitation periods set forth in Article 7 hereof and the limitations on liability and the other rights of the Selling Shareholders set forth in this
Article 8, each Selling Shareholder and Catalina jointly and severally hereby indemnify the Buyer and hold it harmless at all times from and after the date hereof against and in respect of:

                  (a) Any and all damages, losses, liabilities, taxes and deficiencies and penalties and interest thereon and costs and expenses to the Buyer and/or to Catalina ("Losses") up to but not in excess of the Purchase Price resulting from any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of the Selling Shareholder or Catalina under this Agreement;

                  (b) Any claims or litigation relating to Catalina now pending or threatened or which may hereafter be brought against Buyer and/or Catalina based upon events occurring prior to the date hereof and not attributable to the acts of the Buyer, including but not limited to any claims arising by reason of any non-payment of royalties determined to be due in respect of sales activity prior to the date hereof upon audit of the relevant books and records of Catalina by any royalty payee;

                  (c) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, losses, liabilities and reasonable legal and other expenses incident to any of the foregoing.

             8.2. Indemnification by the Buyer. Subject to the limitation periods set forth in Article 7 hereof and the limitations on liability and the other rights of the Buyer set forth in this Article 8, the Buyer hereby indemnifies the Selling Shareholders and holds them harmless at all times from and after the date hereof against and in respect of:

                  (a) Any and all Losses resulting from any misrepresentation, breach of warranty, nonfulfillment of any covenant or agreement on the part of the Buyer under this Agreement;

                  (b) Any claim relating to Catalina that may hereafter be commenced against them personally that is based upon events that occur subsequent to the Closing Date; and

                  (c) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, losses, liabilities and reasonable legal and other expenses incident to any of the foregoing.

             8.3. Notice to the Indemnitor. For the purposes of this Section, any person entitled to indemnification shall be known as an "Indemnified Party" and any person liable to indemnify an Indemnified Party shall be known as the "Indemnitor". Promptly after the assertion of any claim by a third party or occurrence of any event that may give rise to a claim for indemnification from the Indemnitor under this Article ("Asserted Liability"), the Indemnified Party shall notify the Indemnitor in writing of such Asserted Liability, and with respect to claims by third parties, advise the Indemnitor whether the Indemnified Party intends to assume control of the defense of such claim. Any failure to so notify the Indemnitor shall not relieve it from any liability that it may have to the Indemnified Party under this Article 8, except to the extent

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that such failure to notify shall be prejudicial to a proper defense against the claim or action or other satisfactory resolution thereof.

             8.4. Rights of Parties to Defend. If the Indemnified Party determines to assume control of the defense of such claim in accordance with the provisions of paragraph 8.3, the Indemnitor shall have the right to be represented, at its own expense by its own counsel and accountants, their participation to be subject to the reasonable direction of the Indemnified Party. If the Indemnified Party does not assume control of the defense of any claim of a third party by written notice given simultaneously with the notice required under Section 9.3 hereof, the Indemnitor shall have the right, at its own expense, to assume control of the defense of and defend against such claim. In either case, the Indemnified Party shall make available to the Indemnitor and its attorneys and accountants, at all reasonable times during normal business hours, all books, records, and other documents in its possession relating to such claim. The party assuming control of the defense of any such claim shall be furnished all reasonable assistance in connection therewith by the other party.

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             8.5. Settlement.

                  (a) To the extent that the settlement of a claim, the defense of which has been assumed by the Indemnitor, involves the payment of money only, the Indemnitor shall have the right, in consultation with the Indemnified Party, to settle those aspects dealing only with the payment of money, provided that the Indemnitor pays such money and such settlement includes a general release from the other parties to such proceeding in favor of the Indemnified Party. Notwithstanding the foregoing, in connection with any such defense or settlement, the Indemnitor shall not enter into a consent decree involving injunctive or other non-monetary relief or consent to an injunction without the Indemnified Party's prior written consent.

                  (b) In the event that the Indemnified Party desires to settle any third party claim (whether or not contested by the Indemnitor), the Indemnified Party shall advise the Indemnitor in writing of the amount it proposes to pay in settlement thereof (the "Proposed Settlement"). If such Proposed Settlement is unsatisfactory to the Indemnitor, it shall have the right, at its expense, to continue to defend the claim or to assume control of the defense of such claim from the Indemnified Party, as the case may be, by giving written notice of such election to the Indemnified Party within ten (10) business days after the Indemnitor's receipt of the advice of the Proposed

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Settlement. If the Indemnitor does not deliver such written notice within ten
(10) business days after receipt of such advice, the Indemnified Party may offer the Proposed Settlement to the third party making such claim. If the Proposed Settlement is not accepted by the party making such claim, any new Proposed Settlement figure that the Indemnified Party may wish to present to the party making such claim shall first be presented to the Indemnitor which shall have the right, subject to the conditions hereinabove set forth in this Section, to assume control of the defense of such claim. With respect to the handling of all settlement proposals as set forth in this Section 9.5, the Indemnitor shall indemnify the Indemnified Party and hold it harmless against and from any and all costs of defense, payment or settlement, including reasonable attorneys' fees, incurred in connection therewith.

            8.6. Reimbursement. At the time that the Indemnified Party shall suffer a loss because of a breach of warranty, representation or covenant by the Indemnitor or at the time the amount of any liability on the part of the Indemnitor under this Section is determined (which in the case of payments to third persons shall be the earlier of (i) the date of such payments or (ii) the date that a court of competent jurisdiction shall enter a final judgment, order

                                      -47-


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or decree (after exhaustion of appeal rights establishing such liability)), the
Indemnitor shall forthwith, upon notice from the Indemnified Party, pay to the Indemnified Party the amount of the indemnity claim. If such amount is not paid forthwith, then the Indemnified Party may, at its option, take legal action against the Indemnitor for reimbursement in the amount of its indemnity claim. For purposes hereof the indemnity claim shall include the amounts so paid (or determined to be owing) by the Indemnified Party together with costs and reasonable attorney's fees and interest on the foregoing items at the rate of 10% per annum from the date the indemnity claim is due from the Indemnified Party to the Indemnitor, as hereinabove provided, until the indemnity claim shall be paid.

            8.7. Tax Indemnification. In accordance with the indemnification obligations of Selling Shareholders set forth elsewhere in this Article 8, the Selling Shareholders shall be liable for, shall pay and shall indemnify and hold the Buyer and Catalina harmless against taxes, interest, penalties, assessments and deficiencies of Catalina for any taxable year or taxable period ending on or before the date hereof due or payable with respect to the operations, assets or business of Catalina on or before the date hereof, including any taxes, interest, penalties, assessments and deficiencies resulting

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from making the Section 338(h)(10) Election and any liability for taxes, interest, penalties, assessments and deficiencies pursuant to Treasury Regulation ss.1.1502-6.

              9. Miscellaneous Provisions.

            9.1. Execution in Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same agreement.

            9.2. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as of the date delivered if delivered personally, or received if sent by overnight courier or if mailed by registered or certified mail, postage prepaid, return receipt requested, as follows:

         If to Selling
         Shareholders:            David G. Shaw and
                                  David G. Shaw and Lynn R. Shaw,
                                  as Trustees
                                  1041 E. Calle Mariposa
                                  Tucson, Arizona 85718

                                  Marc G. Langlois
                                  5717 N. Camino Arturo
                                  Tucson, Arizona 85718

         Copy to:                 Chandler, Tullar, Udall & Redhair
                                  33 N. Stone Avenue, Suite 1700
                                  Tucson, Arizona 85701-1415
                                  Attn: Joe F. Tarver

         If to Buyer:            Presstek, Inc.
                                 8 Commercial Street
                                 Hudson, New Hampshire  03051
                                 Attn: Richard Williams

         Copy to:                Tenzer Greenblatt LLP
                                 405 Lexington Avenue
                                 New York, New York 10174
                                 Attn: Gary A. Schonwald, Esq.

         If to Madocks:          John E. Madocks
                                 110 E. Yvon Drive
                                 Tucson, Arizona 85704

         Copy to:                Chandler, Tullar, Udall & Redhair
                                 33 N. Stone Avenue, Suite 1700
                                 Tucson, Arizona 85701-1415
                                 Attn: Joe F. Tarver

or to such other address as any party shall have designated by like notice to the other party hereto.

            9.3. Amendment. This Agreement may only be amended by a written instrument executed by each of the parties hereto.

            9.4. Entire Agreement. This Agreement (together with the other agreements and documents being delivered pursuant to or in connection with this Agreement) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

            9.5. Applicable Law. This Agreement shall be governed by the laws of the State of New Hampshire applicable to contracts made and to be wholly performed therein, without giving effect to principals of conflicts of laws.

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            9.6. Headings. The headings contained herein are for the sole purpose of convenience of reference and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

            9.7. Assignment. Neither this Agreement nor any rights, interests or obligations hereunder may be assigned (by operation of law or otherwise) by any party hereto without the prior written consent of all of the parties hereto, except that this Agreement may be assigned to a subsidiary of the Buyer without the need for such prior consent.

            9.8. Binding Effect; Benefits. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Nothing herein contained, express or implied, is intended to confer upon any person other than the parties hereto and their respective heirs, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

            9.9. Waiver. The failure of any of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed

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to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the parties hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written document executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

            9.10. Severability. Any provision of this Agreement that is held by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

            9.11. Schedules. The Schedules delivered pursuant to this Agreement and all documents referred therein as having been previously produced are an integral part hereof. Each such Schedule shall be in writing and shall indicate the section of this Agreement pursuant to which it is being delivered.

            9.12. Further Actions. At any time and from time to time, each party agrees, at its own expense, to take such actions and to execute and deliver such

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documents as may be reasonably necessary to effectuate the purposes of this
Agreement.

                  IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

                              PRESSTEK, INC.

                              By:/s/ Robert Howard
                                 ---------------------------------
                                 Name:  Robert Howard
                                 Title: Chairman

                              CATALINA COATINGS, INC.

                              By:/s/ David G. Shaw
                                 ---------------------------------
                                 Name:  David G. Shaw
                                 Title: President

                                /s/ John E. Madocks
                                ----------------------------------
                                  John E. Madocks

                                /s/ Marc G. Langlois
                                ----------------------------------
                                  Marc G. Langlois

                                /s/ David G. Shaw
                                ----------------------------------
                                David G. Shaw, individually and as
                                Trustee of the David and Lynn Shaw
                                Charitable Remainder Unitrust dated
                                February 12, 1996

                                /s/ Lynn R. Shaw
                                ----------------------------------
                                Lynn R. Shaw, as Trustee of the
                                David and Lynn Shaw Charitable
                                Remainder Unitrust dated
                                February 12, 1996

                                      -53-